UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-A

AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Unitrin, Inc.
(Exact name of registrant as specified in its charter)

Delaware	95-4255452
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

One East Wacker Drive Chicago, IL	60601
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights pursuant to Rights Agreement	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

This Form 8-A/A amends the Form 8-A/A filed by Unitrin, Inc. (the “Company”) on May 4, 2006.

Item 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective October 9, 2006, the Company and Computershare Trust Company, N.A. (“Computershare”) entered into an October 2006 Agreement of Appointment and Amendment of Rights Agreement (the “October 2006 Appointment and Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of August 4, 2004 and amended as of May 4, 2006. The October 2006 Appointment and Amendment appointed Computershare as successor Rights Agent and made certain other conforming changes to the Rights Agreement. A copy of the October 2006 Appointment and Amendment is filed herewith as Exhibit 4.1 and incorporated by reference herein.

Item 2.	EXHIBITS

Exhibit No.	Description

4.1	October 2006 Agreement of Appointment and Amendment, dated as of October 9, 2006, between Unitrin, Inc., a Delaware corporation, and Computershare Trust Company, N.A., a national banking association.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Unitrin, Inc.

By:	/s/ Scott Renwick
Name:	Scott Renwick
Title:	Senior Vice President

Date: October 10, 2006

EXHIBIT INDEX

Exhibit No.	Description

4.1	October 2006 Agreement of Appointment and Amendment, dated as of October 9, 2006, between Unitrin, Inc., a Delaware corporation, and Computershare Trust Company, N.A., a national banking association.